SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-25707

Date of Report: March 28, 2007

THE BRALORNE MINING COMPANY
(Exact name of registrant as specified in its charter)

Nevada	91-1948355
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 618, +17 Anyuan Road, Chaoyang District, Beijing, P.R. China	100029
(Address of principal executive offices)	(Zip Code)

86-10-6498-7788
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On March 28, 2007 Zhang Feng Ming resigned from his position as Chief Executive Officer and Chief Financial Officer of The Bralorne Mining Company, and from his position as a member of the Board of Directors.  At the same time, Ma Xin Guo resigned from his position as a member of the Board of Directors.

To fill the vacancies on the Board of Directors, the Board elected Zheng Shuying and Liu Meifeng.  The new Board (with Guan Da Wei, now consisting of three directors) then elected Zheng Shuying to serve as Chief Executive Officer and Chief Financial Officer of The Bralorne Mining Company.  Information concerning Ms. Zheng and Ms. Liu follows:

Zheng Shuying.  Since 2003 Ms. Zheng has been employed as Chief Executive Officer of Beijing QTC Information & Services Co., Ltd., the subsidiary of The Bralorne Mining Company.  From 1992 to 2003, Ms. Zheng was Chief Executive Officer of Beijing Haodu Science & Technology Co. Ltd., which was engaged in the business of acquiring and marketing patents and other technology.  From 1988 to 1992 Ms. Zheng was a Team Leader in the Finance Bureau of the City of Harbin in China, with responsibilities for auditing.  In 1988 Ms. Zheng was awarded a graduate degree in the Management Science College of the Zhengzhou University in China.  She is 40 years old.

Liu Meifeng.  Since 2003 Ms. Liu has been employed as a Manager of the Accounting Department of Beijing QTC Information & Services Co., Ltd., the subsidiary of The Bralorne Mining Company.  From 1999 to 2003 Ms. Liu was employed as a Team Leader in the accounting department of Beijing Zhonglian Architecture & Decoration Engineering Co. Ltd.  In 1999 Ms. Liu was awarded an undergraduate degree with a concentration by accounting by Renmin University of China.  She is 45 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 30, 2007

THE BRALORNE MINING COMPANY

By: /s/ Zheng Shuying

     Zheng Shuying, Chief Executive Officer